Filed Pursuant to Rule 433
Registration No. 333-213439

Final Term Sheet

August 1, 2017

VERIZON COMMUNICATIONS INC.

$3,000,000,000 4.50% Notes due 2033

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	4.50% Notes due 2033 (the “Notes”)

Trade Date:	August 1, 2017

Settlement Date (T+7):	August 10, 2017

Maturity Date:	August 10, 2033

Aggregate Principal Amount Offered:	$3,000,000,000

Public Offering Price:	99.718% plus accrued interest, if any, from August 10, 2017

Underwriting Discount:	0.50%

Proceeds to Verizon (before expenses):	99.218%

Interest Rate:	4.50% per annum

Interest Payment Dates:	Semiannually on each February 10 and August 10, commencing February 10, 2018

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Make-whole call at the greater of 100% of the principal amount of the Notes being redeemed or the discounted present value at Treasury Rate plus 25 basis points, plus accrued and unpaid interest

Allocation:

Principal Amount of Notes
Morgan Stanley & Co. LLC	$1,590,000,000
Credit Suisse Securities (USA) LLC	780,000,000
MUFG Securities Americas Inc.	570,000,000
Academy Securities, Inc.	30,000,000
Great Pacific Securities	30,000,000

Total	$3,000,000,000

Representatives:	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated August 1, 2017; Prospectus dated September 1, 2016

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Credit Suisse Securities (USA) LLC at 1-800-221-1037 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.